Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

EMCORE Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, no par value per share	457(h), 457(c)	1,900,000	$3.19	(2)	$6,061,000	0.0000927	$562
	Total Offering Amounts						$6,061,000		$562
	Total Fee Offsets								—
	Net Fee Due								$562

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the EMCORE Corporation 2019 Equity Incentive Plan (the “Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on May 5, 2022.